Exhibit 3.5

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
STONEMOR INC.

Pursuant to Section 242 of
the General Corporation Law of the
State of Delaware

STONEMOR INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST:  The Board of Directors (the “Board”) of the Company, at a meeting held on April 27, 2021, duly adopted the following resolution setting forth a proposed amendment of Article VIII and Article X of the Certificate of Incorporation of the Company, declaring such amendment to be advisable and calling for consideration thereof by the stockholders of the Corporation.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that as recommended by the Compensation, Nominating and Governance Committee, Article VIII and Article X of the Certificate of Incorporation of the Company be amended to delete the language “sixty-six and two thirds percent (66-2/3%)” in each such article and replace such language with “eighty-five percent (85%).”

SECOND:    Thereafter, an annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the Delaware General Corporation Law (the “DGCL”) and held on July 27, 2021, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Company duly adopted this Certificate of Amendment.  This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment.

STONEMOR INC.

By:  /s./ Jeffrey DiGiovanni

Jeffrey DiGiovanni

Senior Vice President and

Chief Financial Officer